           [LETTERHEAD OF CONCENTRA MANAGED CARE, INC. APPEARS HERE]



   FOR IMMEDIATE RELEASE                Contact:  Joseph F. Pesce
   ---------------------                          Executive Vice President and
                                                   Chief Financial Officer
                                                  (617) 367-2163



               CRA MANAGED CARE AND OCCUSYSTEMS COMPLETE MERGER
                        TO FORM CONCENTRA MANAGED CARE(R)

BOSTON, Massachusetts and DALLAS, Texas (August 29, 1997) - CRA Managed Care, Inc. (Nasdaq/NM: CRAA) and OccuSystems, Inc. (Nasdaq/NM: OSYS) today jointly announced that the companies have completed their previously announced merger to form Concentra(R) Managed Care, Inc. Stockholders of CRA Managed Care and OccuSystems approved the merger at their respective special meetings held earlier today.

     With the merger completed, Concentra's common stock will begin trading on the Nasdaq National Market on Tuesday, September 2, 1997, under the new symbol CCMC. ChaseMellon Shareholder Services has been appointed as Concentra's Transfer Agent and will serve as the exchange agent.

     Concentra, which combines the strengths and market reach of the two leaders in the field of occupational healthcare, is the nation's first fully integrated managed care company focused on workers' compensation cost containment. With operations in 49 states, the District of Columbia, and Canada, the Company provides preventive services, first report of injury, primary care, specialist networks, specialized cost containment services, and field case management for worker's compensation as well as for the disability and automobile injury markets.

     "We are gratified by the overwhelmingly positive vote on this merger by our stockholders," commented Donald J. Larson, President and Chief Executive Officer of CRA Managed Care and the new President and Chief Executive Officer of Concentra. "With complementary businesses that address the full spectrum of occupational healthcare, Concentra can bring a full solution to bear on costs throughout the entire injury resolution process. By uniting our proprietary primary care network with our other workers' compensation cost containment services - particularly our field case management organization, we are strongly positioned to deliver services across the continuum of care."

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CRAA and OSYS Stockholders Approve Merger
Page 2
August 29, 1997


     Larson noted that the merger will be accounted for as a pooling of interests and, accordingly, past financial results for CRA Managed Care and OccuSystems will be combined to reflect the merger. On this basis, Concentra's revenues for the year ended December 31, 1996, were approximately $350 million with net income of $21 million. Concentra has a market capitalization of approximately $1.1 billion.

     This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, an interruption in its data processing capabilities, operational, financing and strategic risks related to the Company's growth strategy, possible fluctuations in quarterly and annual operating results, litigation against the Company, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's Securities and Exchange Commission filings.

     Concentra Managed Care is the nation's first fully integrated managed care company focused on workers' compensation cost containment. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks, specialized cost containment services, and field case management for workers' compensation as well as for the disability and automobile injury markets. The Company has 122 field case management offices, with approximately 1,225 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 83 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 217 physicians located in 122 centers in 32 markets in 16 states.

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